EXHIBIT 99.1

279 Bayview Drive, Barrie, ON L4M 4W5

NEWS RELEASE

FOR IMMEDIATE RELASE

James P. Maddox	August 14, 2003
Vice President and Chief Financial Officer	IT-03-018
(705) 728-7111

INTERTAN ANNOUNCES FOURTH QUARTER AND FULL YEAR EARNINGS

GIVES GUIDANCE FOR FIRST QUARTER OF FISCAL YEAR 2004

TORONTO, August 14, 2003—InterTAN, Inc. (NYSE: ITN; TSX: ITA), a leading consumer electronics retailer of both private label and internationally branded products, today reported its fourth quarter and full year results for the fiscal year ended June 30, 2003.

The Company reported a net loss of $1,291,000, or $0.06 per diluted common share for the quarter ended June 30, 2003, reflecting operating income of $1,390,000, which was more than offset by foreign currency losses and income taxes. During the fourth quarter of fiscal 2002, the net loss was $1,549,000 or $0.07 per diluted share. The net loss for the current quarter included a foreign exchange loss of $1,683,000 relating to certain forward foreign exchange contracts that had been marked to market during the quarter. These contracts were taken out by the Company’s Canadian subsidiary to manage the foreign exchange risk on specific, known U.S. dollar denominated purchase commitments and arose because of the sudden and unanticipated decline in the value of the U.S. dollar relative to the Canadian dollar. For financial accounting purposes, these contracts could not be treated as hedges and had to be included in the consolidated statement of operations for the quarter, rather than being deferred and included in the cost of inventory, as acquired. The net loss for the quarter also included an additional tax charge of $1,050,000. This charge represents U.S. tax relating to the Company’s treasury stock repurchase program. The Company, along with all taxpayers, benefited from a two-year exemption from this tax and anticipated that this exemption would be continued. However, the exemption was removed in the final tax bill enacted in May. These two items, net of related tax effects totalled $2,056,000. Last year, the net loss for the quarter included a restructuring charge in connection with the reorganization of the Company’s merchandising and marketing departments, an inventory charge related to a change in the Company’s merchandising strategy as well as an adjustment to the carrying value of certain receivables. These three items totaled $2,348,000, net of related tax effects

During the fourth quarter, the Company adopted Emerging Issues Task Force Issue No. 02-16 (“EITF 02-16”). EITF 02-16 changes the method of accounting for certain allowances and other amounts received from vendors. The adoption of EITF 02-16 resulted in an after-tax, non-cash charge, to net income of $580,000, which was recorded as an accumulated change in accounting principle, which has been retroactively reported in the first quarter. The effect of this accounting change decreased the net loss for the three months ended June 30, 2003 by $12,000 and decreased net income for the year as a whole by approximately $480,000.

Net income for the year ended June 30, 2003, including the tax charge described above and before the cumulative effects of the accounting change for vendor allowances, was $8,291,000, or $0.39 per diluted share, compared with net income of $13,568,000, or $0.53 per diluted share a year ago. Last year net income for the year included the effects of restructuring charges in connection with the reorganization and streamlining of the Company’s Corporate Headquarters, including its Board of Directors, and the reorganization of the Company’s merchandising and marketing departments, an inventory charge related to a change in the Company’s merchandising strategy, non-recurring professional fees, and an adjustment to the carrying value of certain claims. These items totaled $4,531,000, net of related tax effects.

Net income for the year, after the cumulative effect of the accounting change for vendor allowances was $7,711,000, or $0.39 per diluted share, compared with $13,568,000, or $0.53 per diluted share for the prior year. As indicated above, the effects of the accounting change for vendor allowances was to decrease net income for fiscal year 2003 by $480,000.

The effects of the adoption of EITF 02-16 also had an impact on certain classifications within the consolidated statements of operations. The following tables compare selected data for the three and twelve months ended June 30, 2003 with the corresponding prior-year period, both as reported and pro forma, as if the change had been given retroactive effect:

Three months ended June 30

	2003	2002
		Pro forma	As Reported
(U.S. dollars, in thousands, except per share amounts)
Net sales and operating revenues	$90,903	$84,935	$84,935
Gross profit	$38,516	$29,929 [1]	$28,972 [1]
Gross margin percentage	42.4%	35.2%[1]	34.1%[1]
Selling, general and administrative expenses	$35,238	$29,911	$28,968
Selling, general and administrative expense percentage	38.8%	35.2%	34.1%
Operating income (loss)	$1,390	$(1,956)[2]	$(1,970)[2]
Net loss	$(1,291)[3]	$(1,541)[2]	$(1,549)[2]
Diluted loss per average common share	$(0.06)	$(0.07)	$(0.07)

[1]	Includes an inventory charge of $3,500,000 related to a change in the Company’s merchandising strategy.
[2]	Includes a restructuring charge, the inventory charge and an adjustment to the carrying value of certain claims totaling $3,926,000, or $2,348,000, net of related taxes.
[3]	Includes a special tax charge of $1,050,000 related to the purchase of the Company’s common stock and a foreign exchange loss of $1,683,000 in connection with the hedging of inventory commitments. These two items totalled $2,056,000, net of tax.

Year ended June 30

	2003	2002
		Pro forma		As Reported
(U.S. dollars, in thousands, except per share amounts)
Net sales and operating revenues	$403,052	$393,809		$393,809
Gross profit	$163,741	$156,638	[1]	$150,428	[1]
Gross margin percentage	40.6%	39.8%[1]		38.2%[1]
Selling, general and administrative expenses	$137,152	$123,058		$116,958
Selling, general and administrative expense percentage	34.0%	31.2%		29.7%
Operating income	$19,645	$24,770	[2]	$24,660	[2]
Net income before cumulative effect of accounting change	$8,291 [3]	$13,634	[2]	$13,568	[2]
Diluted income per average common share	$0.39	$0.53		$0.53

[1]	Includes an inventory charge of $3,500,000 related to a change in the Company’s merchandising strategy.
[2]	Includes restructuring charges, the inventory charge, the expensing of non-recurring professional fees and an adjustment to the carrying value of certain claims totalling $7,139,000, or $4,531,000, net of tax.
[3]	Includes a special tax charge of $1,050,000 related to the purchase of the Company’s common stock and a foreign exchange loss of $1,683,000 in connection with the hedging of of inventory commitments. These two items totalled $2,056,000, net of tax.

“Despite the unexpected tax and foreign currency issues, our operating results improved significantly over our previously issued fourth quarter forecast,” said Brian E. Levy, President and Chief Executive Officer. “In particular, our gross margin percentage was the best we have recorded in many quarters. Our gross profit dollars reported in this quarter surpassed that achieved in any fourth quarter in the Canadian operation’s history. Our new product introductions are on track, and we expect continued growth from this point forward,” Levy concluded.

In July, the Company announced that it had received regulatory approval to repurchase up to 1,025,000 shares of the Company’s common stock pursuant to the Company’s 8th share repurchase program which had been previously announced in April. Subject to market conditions, the Company intends to commence purchasing shares under this program once this Earnings Release has received broad dissemination.

The Company also announced that it currently anticipates that the net income for the first quarter of fiscal year 2004 will be approximately $0.09 to $0.10 per diluted share. This guidance is based on a model built on the following assumptions:

•	A sales performance that is more or less flat with the prior year in local currency;

•	An improvement in the gross margin percentage of 50 to 150 basis points;

•	An improvement in the operating margin of 0 to 100 basis points;

•	Net interest expense of $250,000 to $500,000;

•	A Canadian dollar exchange rate of about $0.70;

•	An effective tax rate of approximately 44%; and,

•	A weighted average of approximately 20.9 million shares outstanding, assuming dilution.

Net income for the first quarter of fiscal year 2003, before the cumulative effect of the accounting change for vendor allowances was $2,024,000, or $0.09 per diluted share. Net income for the quarter was $1,355,000 or $0.06 per diluted share after the cumulative effect of the accounting change for vendor allowances.

InterTAN’s Board of Directors, in its ongoing effort to maximize shareholder value, is in the process of evaluating the efficiency of various alternative capital structures. Because the Company is a U.S. corporation whose operations are now conducted entirely in Canada, the evaluation of the advisability of alternative capital structures is complex and time consuming. For some months, the Company’s Board and management, and its professional advisors have been actively involved in identifying and resolving issues related to the impact on the Company and its shareholders of alternative capital structures, which activities continue. These structures include the potential migration of the Company to Canadian domicile, conversion to a Canadian income trust, and other strategic alternatives. Moving to, and operating through, these alternative formats, have differing consequences under existing tax laws of Canada and the U.S., with the analysis being further complicated by pending U.S. tax legislation.

InterTAN, Inc., headquartered in Toronto, operates through approximately 960 company retail stores and dealer outlets in Canada under the trade names RadioShack®, Rogers AT&T Wireless Communications Express® and Battery Plus®.

A conference call during which senior management will discuss today’s announcements and the current state of the business will be held today at 5:00 p.m. EDT. The conference call number is (416) 640-4127. A replay of the call will be available until August 21 and can be accessed at (416) 640-1917, password 21013537#. This call will be simultaneously webcast on the internet at www.intertan.com and will remain on the website for a one week period. InterTAN will announce its August sales results on  September 4, 2003.

Certain information disclosed in this press release, including, among others, statements regarding the introduction of new products, the potential for future growth, the timing of the Company’s stock buy-back program, fiscal year 2004 earnings estimates and efforts to maximize shareholder value including the outcome of the Company’s review of alternative capital structures and related tax matters, constitutes forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, consumer demand and preferences, product availability, development of new technology, general economic conditions, stock market conditions and other risks indicated in filings with the Securities and Exchange Commission such as InterTAN’s previously filed periodic reports, including its Form 10-K for the 2002 fiscal year.

- Tables follow -